EXHIBIT 99.1

INTEGRATED SECURITY SYSTEMS, INC.

ANNOUNCES APPOINTMENT OF PRESIDENT AND CEO

Irving, Texas – March 1, 2006 – Integrated Security Systems, Inc. (OTCBB Symbol: IZZI), a leading provider of security technologies and products, announced today that it has named Jay Foersterling to the position of President and CEO, effective March 1, 2006.  C. A. Rundell, Jr. will retain the role of Chairman, but will be retiring from day-to-day operating responsibility for the company.

 “We are very pleased that Jay will be joining the company,” said Rundell.  “Over the past six months we have been making significant adjustments to the business and in keeping with these changes and their positive impact, the Board and I felt that this would be an ideal time to usher in the next generation of leadership for the company.  Jay brings a unique set of abilities and experiences that we believe will help drive the business forward.”

“I am grateful for the opportunity to lead ISSI forward”, said Foersterling.  “Our business has some of the best talent and products available anywhere in the world for the security market and I am proud to be associated with it.”

Effective March 1, Foersterling will assume the roles of President and CEO and has also been named to the Board of Directors.

Foersterling’s background includes over twenty years of experience, both in industry and consulting roles.  At the time he joined ISSI, Foersterling was a Principal in the Dallas-based consulting firm, ExecutiveSmarts, LLC.  Prior to that, Foersterling held a number of positions, including as a divisional President for Roper Industries (NYSE:ROP) in their Integrated Designs subsidiary.  Other positions included leadership of a regional consulting practice for RSM McGladrey, Inc. and other consulting roles with Ernst & Young and A. T. Kearney.  Foersterling has Bachelor of Science and Master of Business Administration degrees from Utah State University.

About ISSI

Headquartered in Irving, Texas, ISSI is a technology company that provides products and services for homeland security needs.  ISSI also designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces.  ISSI’s Intelli-Site® provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement.  Intelli-Site® features a user-defined graphics interface that controls various security devices within one or multiple facilities.  ISSI is a leading provider of anti-terrorist barriers, traffic control and safety systems within the road and bridge and perimeter security gate industries.  ISSI designs, manufactures and distributes warning gates, lane changers, airport and navigational lighting and perimeter security gates and operators.  ISSI conducts its design, development, manufacturing and distribution activities through three wholly owned subsidiaries:  B&B ARMR, Intelli-Site, Inc. and DoorTek Corporation.  For more information, please visit www.integratedsecurity.com, www.bb-armr.com www.intelli-site.com, or www.doortek.com.

This information contains certain forward-looking statements. It is important to note that ISSI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.